Exhibit 99.1

ALTRIA REPORTS 2024 FIRST-QUARTER RESULTS;
REAFFIRMS FULL-YEAR GUIDANCE

RICHMOND, Va. - April 25, 2024 - Altria Group, Inc. (NYSE: MO) today reports our 2024 first-quarter business results and reaffirms our guidance for 2024 full-year adjusted diluted earnings per share (EPS).
“We made meaningful progress in pursuit of our Vision, and our highly profitable traditional tobacco businesses continued to perform well in a challenging environment,” said Billy Gifford, Altria’s Chief Executive Officer. “In spite of the absence of an effective regulatory environment, we saw continued early momentum from NJOY and believe our businesses are on track to deliver against full-year plans.”

“We also demonstrated our continued commitment to maximizing the return on our investments and delivering strong shareholder returns through the sale of a portion of our investment in ABI and the subsequent expansion of our share repurchase program in March.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q1 2024	Change vs. Q1 2023
Net revenues	$5,576	(2.5)%
Revenues net of excise taxes	$4,717	(1.0)%

Reported tax rate	22.3%	(5.6) pp
Adjusted tax rate	24.8%	(0.2) pp

Reported diluted EPS[2]	$1.21	21.0%
Adjusted diluted EPS[2]	$1.15	(2.5)%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information and see the schedules to this press release for reconciliations to corresponding GAAP measures.
2 “EPS” represents diluted earnings per share.

As previously announced, a conference call with the investment community and news media will be webcast on April 25, 2024 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.
6601 West Broad Street, Richmond VA 23230

NJOY
Business Results
For the first quarter:
•Reported shipment volume of NJOY consumables was approximately 10.9 million units.
•Reported shipment volume of NJOY devices was approximately 1.0 million units.
•Retail share of NJOY in the U.S. multi-outlet and convenience channel was 4.3%, an increase of 0.6 share points sequentially.

Partial Sale of Our Investment in ABI
•In March, we sold 35 million ordinary shares of ABI through a global secondary offering and ABI repurchased from us approximately 3.3 million of its ordinary shares (Offering).
•The aggregate proceeds from these sales were approximately $2.4 billion.
•As part of the Offering, we granted the underwriters a 30-day option to purchase additional shares from Altria at the offer price, which they elected not to exercise.
•Following the Offering, our remaining ownership of ABI is approximately 8.1%. The tax basis of our remaining ownership is approximately $1.2 billion.
•We expect to maintain two seats on ABI’s board of directors through ABI’s 2025 annual general meeting. Following that meeting, we expect to have one seat on ABI’s board of directors, in accordance with our rights as a holder of restricted shares.

Cash Returns to Shareholders and Capital Markets Activity
Share Repurchase Program
•In connection with the Offering, our Board of Directors (Board) authorized a $2.4 billion increase to our existing $1.0 billion share repurchase program. As a part of the expanded share repurchase program, we entered into a $2.4 billion accelerated share repurchase program (ASR Program).
•On March 19, 2024, we received approximately 46.5 million shares of our common stock, representing 85% of the ASR Program, and we expect to receive shares representing the remaining 15% of the ASR Program by June 30, 2024.
•After the completion of the ASR Program, we expect to have $1 billion remaining under the currently authorized $3.4 billion share repurchase program, which we expect to complete by December 31, 2024. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board.
Dividends
•We paid dividends of $1.7 billion in the first quarter.
Capital Markets Activity
•We retired approximately $1.1 billion of outstanding debt at maturity in the first quarter of 2024.

Other Business Activities in the All Other Category
Our Research and Development (R&D) investments have evolved and shifted from our traditional tobacco businesses to new product platforms and technologies. Beginning January 1, 2024 our R&D expense is aligned with how our management evaluates performance results and allocates resources for segment reporting. Using this approach, we recorded substantially all of our pre-tax R&D expense in our all other category, which now includes R&D expense for certain new product platforms and technologies. In 2023, the majority of our pre-tax R&D expense was recorded in our smokeable products segment.

Environmental, Social and Governance
Our Corporate Responsibility Focus Areas are: (i) reduce the harm of tobacco products, (ii) prevent underage use, (iii) protect the environment, (iv) drive responsibility through our value chain, (v) support our people and communities and (vi) engage and lead responsibly. Our corporate responsibility reports are available on the Responsibility section of www.altria.com.
•We were recognized as a member of CDP’s 2023 Supplier Engagement Leaderboard for climate change, highlighting our work in sustainable supply chain management. Our Supplier Engagement Rating positions us amongst leading companies who responded to CDP’s full climate change questionnaire.
•We published our 2023 Lobbying and Political Activity Transparency & Integrity Annual Report, which examines our public policy activities - including lobbying at the federal, state and local levels, grassroots (indirect) lobbying activities, and support of public policy organizations, candidates and political committees - as well as our extensive compliance program that governs these activities.

2024 Full-Year Guidance
We reaffirm our 2024 full-year adjusted diluted EPS guidance range of $5.05 to $5.17, representing a growth rate of 2% to 4.5% from a base of $4.95 in 2023. We expect 2024 adjusted diluted EPS growth to be weighted to the second half of the year. Our guidance includes the impact of two additional shipping days in 2024 and assumes limited impact on combustible and e-vapor volumes from enforcement efforts in the illicit e-vapor market.
While the 2024 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the cumulative impact of inflation, (ii) adult tobacco consumer (ATC) dynamics, including purchasing patterns and adoption of smoke-free products, (iii) illicit e-vapor enforcement and (iv) regulatory, litigation and legislative developments.
Our 2024 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) marketplace activities in support of our smoke-free products and (ii) continued smoke-free product research, development and regulatory preparation expenses.
The 2024 full-year adjusted diluted EPS guidance range excludes an estimated per share gain of $1.17 related to the sale of the IQOS Tobacco Heating System commercialization rights that we expect to occur in the second quarter of 2024.
Our full-year adjusted diluted EPS guidance range excludes the impact of certain income and expense items that our management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition, disposition and integration-related items, equity investment-related special items, certain income tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the MSA (NPM Adjustment Items). See Table 1 below for the income and expense items for the first quarter of 2024.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
•Net revenues decreased 2.5% to $5.6 billion, primarily driven by lower net revenues in the smokeable products segment, partially offset by higher net revenues in the oral tobacco products segment and the all other category. Revenues net of excise taxes decreased 1.0% to $4.7 billion.
•Reported diluted EPS increased 21.0% to $1.21, primarily driven by 2023 charges related to our former investment in JUUL Labs, Inc. (JUUL) equity securities, the partial sale of our investment in ABI and related favorable income tax items, lower tobacco and health and certain other litigation items, and fewer shares outstanding. These items were partially offset by lower reported operating companies income (OCI).
•Adjusted diluted EPS decreased 2.5% to $1.15, primarily driven by lower adjusted OCI, partially offset by fewer shares outstanding.

Table 1 - Altria’s Adjusted Results

	First Quarter
	2024	2023	Change
Reported diluted EPS	$1.21	$1.00	21.0%
Tobacco and health and certain other litigation items	0.01	0.04
Loss on disposition of JUUL equity securities	—	0.14
ABI-related special items	(0.04)	(0.01)
Cronos-related special items	0.01	0.01
Income tax items	(0.04)	—
Adjusted diluted EPS	$1.15	$1.18	(2.5)%
Note: For details of pre-tax, tax and after-tax amounts, see Schedule 5.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 4 and 5.
Tobacco and Health and Certain Other Litigation Items
In the first quarter of 2023, we recorded pre-tax charges of $111 million (or $0.04 per share), for tobacco and health and certain other litigation items and related interest costs.
Loss on Disposition of JUUL Equity Securities
As previously disclosed, in March 2023, we exchanged our entire minority economic interest in JUUL for a non-exclusive, irrevocable global license to certain of JUUL’s heated tobacco intellectual property. As a result of this transaction, in the first quarter of 2023, we recorded a non-cash, pre-tax loss of $250 million (or $0.14 per share) related to the disposition of our JUUL equity securities.
We recorded corresponding adjustments to the JUUL tax valuation allowance in 2023.
ABI-Related Special Items
In the first quarter 2024, ABI-related special items included net pre-tax income of $86 million (or $0.04 per share) primarily related to our pre-tax gain on the partial sale of our investment in ABI, partially offset by transaction costs.
The ABI-related special items include our respective share of the amounts recorded by ABI and additional adjustments related to (i) the conversion of ABI-related special items from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.
Income Tax Items
In the first quarter 2024, we recorded income tax items of $71 million (or $0.04 per share), due primarily to an income tax benefit from the partial release of a valuation allowance in connection with the partial sale of our investment in ABI.

SMOKEABLE PRODUCTS

Revenues and OCI
•Net revenues decreased 3.6%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 2.2%.
•Reported and adjusted OCI decreased 2.6% and 2.5%, respectively, primarily driven by lower shipment volume, higher promotional investments, higher per unit settlement charges and higher manufacturing costs, partially offset by higher pricing and lower selling, general and administrative (SG&A) costs. Adjusted OCI margins decreased by 0.2 percentage points to 60.2%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	First Quarter
	2024	2023	Change
Net revenues	$4,906	$5,090	(3.6)%
Excise taxes	(834)	(928)
Revenues net of excise taxes	$4,072	$4,162	(2.2)%

Reported OCI	$2,439	$2,503	(2.6)%
NPM Adjustment Items	(6)	—
Tobacco and health and certain other litigation items	18	12
Adjusted OCI	$2,451	$2,515	(2.5)%
Reported OCI margins [1]	59.9%	60.1%	(0.2) pp
Adjusted OCI margins [1]	60.2%	60.4%	(0.2) pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
•Smokeable products segment reported and estimated adjusted domestic cigarette shipment volume decreased 10%, primarily driven by the industry’s decline rate (impacted by macroeconomic pressures on ATC discretionary income and the growth of illicit e-vapor products) and retail share losses.
•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 9%.
•Reported cigar shipment volume decreased 6.1%.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	First Quarter
	2024	2023	Change
Cigarettes:
Marlboro	14,973	16,396	(8.7)%
Other premium	747	825	(9.5)%
Discount	730	1,048	(30.3)%
Total cigarettes	16,450	18,269	(10.0)%

Cigars:
Black & Mild	417	443	(5.9)%
Other	—	1	(100.0)%
Total cigars	417	444	(6.1)%

Total smokeable products	16,867	18,713	(9.9)%
Note: Cigarettes volume includes units sold as well as promotional units but excludes units sold for distribution to Puerto Rico, U.S. Territories to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to our smokeable products segment.

Retail Share and Brand Activity
•Marlboro retail share of the total cigarette category was 42.0%, unchanged versus the prior year. Marlboro retail share decreased 0.3 share points sequentially. Additionally, Marlboro share of the premium segment was 59.3%, an increase of 0.7 share points versus the prior year and unchanged sequentially.
•The cigarette industry discount retail share was 29.1%, an increase of 0.8 share points versus the prior year and 0.4 share points sequentially, primarily due to increased macroeconomic pressures on ATC discretionary income.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	First Quarter
	2024	2023	Percentage point change
Cigarettes:
Marlboro	42.0%	42.0%	—
Other premium	2.3	2.3	—
Discount	2.1	2.7	(0.6)
Total cigarettes	46.4%	47.0%	(0.6)
Note: Retail share results for cigarettes are based on data from Circana, LLC (Circana) as well as, MSAi. Circana maintains a blended retail service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Similar to prior reporting, this service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers through the Store Tracking Analytical Reporting System (STARS), as provided by MSAi. This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

ORAL TOBACCO PRODUCTS

Revenues and OCI
•Net revenues increased 3.7%, primarily driven by higher pricing and lower promotional investments, partially offset by lower MST shipment volume and a higher percentage of on! shipment volume relative to MST versus the prior year (mix change). Revenues net of excise taxes increased 4.3%.
•Reported and adjusted OCI increased 4.6%, primarily driven by higher pricing and lower promotional investments, partially offset by lower MST shipment volume and mix change. Adjusted OCI margins increased by 0.2 percentage points to 69.5%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	First Quarter
	2024	2023	Change
Net revenues	$651	$628	3.7%
Excise taxes	(25)	(28)
Revenues net of excise taxes	$626	$600	4.3%

Reported and adjusted OCI	$435	$416	4.6%
Reported and adjusted OCI margins [1]	69.5%	69.3%	0.2 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
•Oral tobacco products segment reported domestic shipment volume decreased 3.1%, primarily driven by retail share losses and trade inventory movements, partially offset by the industry’s growth rate, calendar differences and other factors. When adjusted for calendar differences and trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 4%.
•Total oral tobacco industry volume increased by an estimated 9.5% for the six months ended March 31, 2024, primarily driven by growth in oral nicotine pouches, partially offset by declines in MST volumes.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans and packs in millions)

	First Quarter
	2024	2023	Change
Copenhagen	99.1	109.0	(9.1)%
Skoal	36.7	40.3	(8.9)%
on!	33.3	25.2	32.1%
Other	15.5	16.1	(3.7)%
Total oral tobacco products	184.6	190.6	(3.1)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to our oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
•Oral tobacco products segment retail share was 37.8%, as share declines for MST products were primarily driven by oral nicotine pouch segment share growth.
•Total U.S. oral tobacco category share for on! nicotine pouches was 7.1%, an increase of 0.7 share points versus the prior year and 0.2 share points sequentially.
•The U.S. nicotine pouch category grew to 40.1% of the U.S. oral tobacco category, an increase of 13.8 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 17.6%, a decrease of 6.8 share points versus the prior year.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	First Quarter
	2024	2023	Percentage point change
Copenhagen	20.1%	25.3%	(5.2)
Skoal	8.0	10.1	(2.1)
on!	7.1	6.4	0.7
Other	2.6	3.1	(0.5)
Total oral tobacco products	37.8%	44.9%	(7.1)
Note: Our oral tobacco products segment’s retail share results exclude international volume, which is currently not material to our oral tobacco products segment. Retail share results for oral tobacco products are based on data from Circana, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products are defined by Circana as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), currently the only e-vapor manufacturer to receive market authorizations from the U.S. Food and Drug Administration (FDA) for a pod-based e-vapor product.
Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on X (formerly known as Twitter), Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2024 Full-Year Guidance.” Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating capital and other resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with, GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investment in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows. We accounted for our former investment in the equity securities of JUUL at fair value.
Our reportable segments are (i) smokeable products, consisting of combustible cigarettes and machine-made large cigars, and (ii) oral tobacco products, consisting of MST, snus and oral nicotine pouches. We have included results for NJOY, Horizon, Helix International, and other business activities, substantially all of which consist of research and development expense related to certain new product platforms and technologies in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2023. These factors include the following:
▪our inability to anticipate and respond to changes in adult tobacco consumer preferences and purchase behavior;
▪our inability to compete effectively;
▪the growth of the e-vapor category, including illegal flavored disposable e-vapor products, and other innovative tobacco products, including oral nicotine pouches, contributing to reductions in cigarette and MST consumption levels and shipment volume;
▪our failure to commercialize innovative products, including tobacco products that may reduce health risks relative to other tobacco products and appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation), that result in shifts in adult tobacco consumer disposable income and purchasing behavior, including choosing lower-priced and discount brands or products, and reductions in shipment volumes;
▪unfavorable outcomes with respect to litigation proceedings or any governmental investigations;
▪the risks associated with significant federal, state and local government actions, including FDA regulatory actions and inaction, and various private sector actions;
▪increases in tobacco product-related taxes;
▪our failure to complete or manage successfully strategic transactions, including the NJOY Transaction and other acquisitions, dispositions, joint ventures and investments in third parties, or realize the anticipated benefits of such transactions;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions;
▪our reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers and the risks associated with an extended disruption at a facility or in service by a supplier, distributor or distribution chain service provider;
▪the risk that we may be required to write down intangible assets, including trademarks and goodwill, due to impairment;
▪the risk that we could decide, or be required to, recall products;
▪the various risks related to health epidemics and pandemics, and the measures that international, federal, state and local governments, agencies, law enforcement and health authorities implement to address them;
▪our inability to attract and retain a highly skilled and diverse workforce due to the decreasing social acceptance of tobacco usage, tobacco control actions and other factors;
▪the risks associated with the various U.S. and foreign laws and regulations to which we are subject due to our international business operations;
▪the risks concerning a challenge to our tax positions, an increase in the income tax rate or other changes to federal or state tax laws;
▪the risks associated with legal and regulatory requirements related to climate change and other environmental sustainability matters;
▪disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets;
▪a downgrade or potential downgrade of our credit ratings;
▪our inability to attract investors due to increasing investor expectations of our performance relating to corporate responsibility, including environmental, social and governance factors;

▪the failure of our, or our key service providers’ or key suppliers’, information systems to function as intended, or cyber-attacks or security breaches affecting us or our key service providers or key suppliers;
▪our failure, or the failure of our key service providers or key suppliers, to comply with laws related to personal data protection, privacy, artificial intelligence and information security;
▪the risk that the expected benefits of our investment in ABI may not materialize in the expected manner or timeframe or at all, including due to macroeconomic and geopolitical conditions; foreign currency exchange rates; ABI’s business results; ABI’s share price; impairment losses on the value of our investment; our incurrence of additional tax liabilities related to our investment in ABI; and potential reductions in the number of directors that we can have appointed to the ABI board of directors; and
▪the risks associated with our investment in Cronos, including legal, regulatory and reputational risks and the risk that the expected benefits of the transaction may not materialize in the expected timeframe or at all.
You should understand that it is not possible to predict or identify all factors and risks. Consequently, you should not consider the foregoing list complete. We do not undertake to update any forward-looking statement that we may make from time to time except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	2024	2023	% Change

Net revenues	$5,576	$5,719	(2.5)%
Cost of sales [1]	1,437	1,434
Excise taxes on products [1]	859	956
Gross profit	3,280	3,329	(1.5)%
Marketing, administration and research costs	467	419
Operating companies income	2,813	2,910	(3.3)%
Amortization of intangibles	27	18
General corporate expenses	112	135
Operating income	2,674	2,757	(3.0)%
Interest and other debt expense, net	254	229
Net periodic benefit income, excluding service cost	(24)	(31)
(Income) losses from investments in equity securities [1]	(295)	80
Earnings before income taxes	2,739	2,479	10.5%
Provision for income taxes	610	692
Net earnings	$2,129	$1,787	19.1%

Per share data:
Diluted earnings per share	$1.21	$1.00	21.0%

Weighted-average diluted shares outstanding	1,758	1,786	(1.6)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 3.

				Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$4,906	$651	$19	$5,576
2023	5,090	628	1	5,719
% Change	(3.6)%	3.7%	100%+	(2.5)%

Reconciliation:
For the quarter ended March 31, 2023	$5,090	$628	$1	$5,719
Operations	(184)	23	18	(143)
For the quarter ended March 31, 2024	$4,906	$651	$19	$5,576

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$2,439	$435	$(61)	$2,813
2023	2,503	416	(9)	2,910
% Change	(2.6)%	4.6%	(100%+)	(3.3)%

Reconciliation:
For the quarter ended March 31, 2023	$2,503	$416	$(9)	$2,910

Tobacco and health and certain other litigation items - 2023	12	—	—	12
	12	—	—	12

NPM Adjustment Items - 2024	6	—	—	6
Tobacco and health and certain other litigation items - 2024	(18)	—	—	(18)
	(12)	—	—	(12)
Operations	(64)	19	(52)	(97)
For the quarter ended March 31, 2024	$2,439	$435	$(61)	$2,813

Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended March 31,
	2024	2023
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$834	$928
Oral tobacco products	25	28
	$859	$956

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$855	$894
Oral tobacco products	3	3
	$858	$897

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$60	$63
Oral tobacco products	1	1
	$61	$64

The detail of (income) losses from investments in equity securities is as follows:

ABI	$(313)	$(205)
Cronos	18	35
JUUL	—	250
	$(295)	$80

		Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2024 Net Earnings	$2,129	$1.21
2023 Net Earnings	$1,787	$1.00
% Change	19.1%	21.0%

Reconciliation:
2023 Net Earnings	$1,787	$1.00

2023 Acquisition and disposition-related items	(12)	—
2023 Tobacco and health and certain other litigation items	84	0.04
2023 Loss on disposition of JUUL equity securities	250	0.14
2023 ABI-related special items	(20)	(0.01)
2023 Cronos-related special items	26	0.01
2023 Income tax items	3	—
Subtotal 2023 special items	331	0.18

2024 NPM Adjustment Items	5	—
2024 Tobacco and health and certain other litigation items	(19)	(0.01)
2024 ABI-related special items	67	0.04
2024 Cronos-related special items	(17)	(0.01)
2024 Income tax items	71	0.04
Subtotal 2024 special items	107	0.06

Fewer shares outstanding	—	0.02
Change in tax rate	6	—
Operations	(102)	(0.05)
2024 Net Earnings	$2,129	$1.21

				Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2024 Reported	$2,739	$610	$2,129	$1.21
NPM Adjustment Items	(6)	(1)	(5)	—
Tobacco and health and certain other litigation items	24	5	19	0.01
ABI-related special items	(86)	(19)	(67)	(0.04)
Cronos-related special items	17	—	17	0.01
Income tax items	—	71	(71)	(0.04)
2024 Adjusted for Special Items	$2,688	$666	$2,022	$1.15

2023 Reported	$2,479	$692	$1,787	$1.00
Acquisition and disposition-related items	(17)	(5)	(12)	—
Tobacco and health and certain other litigation items	111	27	84	0.04
Loss on disposition of JUUL equity securities	250	—	250	0.14
ABI-related special items	(25)	(5)	(20)	(0.01)
Cronos-related special items	26	—	26	0.01
Income tax items	—	(3)	3	—
2023 Adjusted for Special Items	$2,824	$706	$2,118	$1.18

2024 Reported Net Earnings			$2,129	$1.21
2023 Reported Net Earnings			$1,787	$1.00
% Change			19.1%	21.0%

2024 Net Earnings Adjusted for Special Items			$2,022	$1.15
2023 Net Earnings Adjusted for Special Items			$2,118	$1.18
% Change			(4.5)%	(2.5)%

				Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2023
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2023 Reported	$10,928	$2,798	$8,130	$4.57
NPM Adjustment Items	(50)	(12)	(38)	(0.02)
Acquisition, disposition and integration-related items	35	9	26	0.01
Tobacco and health and certain other litigation items	430	107	323	0.18
Loss on disposition of JUUL equity securities	250	—	250	0.14
ABI-related special items	89	19	70	0.03
Cronos-related special items	29	—	29	0.02
Income tax items	—	(32)	32	0.02
2023 Adjusted for Special Items	$11,711	$2,889	$8,822	$4.95

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$3,608	$3,686
Inventories	1,241	1,215
Other current assets	349	684
Property, plant and equipment, net	1,624	1,652
Goodwill and other intangible assets, net	20,384	20,477
Investments in equity securities	8,396	10,011
Other long-term assets	873	845
Total assets	$36,475	$38,570

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$—	$1,121
Accrued settlement charges	3,420	2,563
Deferred gain from the sale of IQOS System commercialization rights	2,700	2,700
Other current liabilities	4,815	4,935
Long-term debt	25,042	25,112
Deferred income taxes	2,699	2,799
Accrued pension costs	128	130
Accrued postretirement health care costs	1,079	1,079
Other long-term liabilities	1,656	1,621
Total liabilities	41,539	42,060
Total stockholders’ equity (deficit) attributable to Altria	(5,114)	(3,540)
Noncontrolling interest	50	50
Total liabilities and stockholders’ equity (deficit)	$36,475	$38,570

Total debt	$25,042	$26,233

					Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities
2024 Special Items - (Income) Expense
NPM Adjustment Items	$(6)	$—	$—	$—	$—
Tobacco and health and certain other litigation items	—	18	6	—	—
ABI-related special items	—	—	59	3	(148)
Cronos-related special items	—	—	—	—	17

2023 Special Items - (Income) Expense
Acquisition and disposition-related items	—	—	3	(20)	—
Tobacco and health and certain other litigation items	—	12	98	1	—
Loss on disposition of JUUL equity securities	—	—	—	—	250
ABI-related special items	—	—	—	—	(25)
Cronos-related special items	—	—	—	—	26

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.